Exhibit 5.1

January 31, 2008

Industrial Minerals, Inc.
2904 South Sheridan Way, Suite #100
Oakville, Ontario, Canada L6J 7L7

Re:	Industrial Minerals, Inc.

Gentleman:

        We have acted as counsel to Industrial Minerals, Inc. a Delaware Corporation (the “Company”) in connection with the preparation of a registration statement of the Company on Form SB-2 (the “Registration Statement”). The opinions set forth in this letter, whether or not qualified by the phrase “to our knowledge”, are subject to the following qualifications, limitations and exceptions, and are based solely on our review, as submitted to us, of the following:

A.	The following certificates and organizational documents of the Company:

1.	A Certificate of Incorporation of the Company dated November 6, 1996, filed with the Delaware Secretary of State November 6, 1996, under the name “Winchester Mining Corporation:"

2.	A Certificate for Renewal and Revival of Charter of the Company dated February 10, 2000 filed with the Delaware Secretary of State on February 22, 2000;

3.	A Certificate of Ownership and Merger dated May 16, 2000 and filed with the Delaware Secretary of State on May 16, 2000 in which (a) Hi-Plains Energy Corp., a Wyoming corporation, was merged into the Company with the Company as the surviving corporation and (b) the name of the Company was changed from “Winchester Mining Corporation” to “PNW Capital, Inc.”

4.	A Certificate of Ownership and Merger dated April 28, 2002 and filed with the Delaware Secretary of State on May 1, 2002, in which (a) Industrial Minerals, Inc., a Delaware corporation, was merged into the Company with the Company as the surviving corporation and (b) the name of the Company was changed from “PNW Capital, Inc.” to “Industrial Minerals, Inc.”

5.	A Certificate for Renewal and Revival of Charter of the Company dated March 24, 2003 and filed with the Delaware Secretary of State on May 7, 2003;

Industrial Minerals, Inc.
January 31, 2008

6.	A Certificate of Amendment of the Certificate of Incorporation of the Company dated May 28, 2003 and filed with the Delaware Secretary of State on June 13, 2003 which effected a forward split whereby each share of outstanding common stock became two shares of common stock as of June 13, 2003;

7.	A Certificate of Amendment of the Certificate of Incorporation of the Company dated September 3, 2004 and filed with the Delaware Secretary of State on September 9, 2004 which (a) authorized 200,000,000 shares of stock, par value $0.0001 per shares and (b) effected a forward split whereby two (2) shares of outstanding stock became three (3) shares of common stock effective as of September 27, 2004;

8.	A Certificate for Renewal and Revival of Charter of the Company dated November 20, 2007 and filed with the Delaware Secretary of State on November 20, 2007;

9.	By-Laws of the Company adopted as of April 3, 2007;

10.	A duplicate minute book of the Company containing minutes and corporate records from the Company’s inception through October 17; 2007 (the “Minute Book”);

11.	The Certificate of the Delaware Secretary of State dated November 21, 2007, certifying that the Company is a corporation in good standing; and

12.	An officer’s certificate of the President of the Company (the “Officer’s Certificate”) attached hereto as Exhibit A.

B.	Such review of published sources of law as we have deemed necessary based solely upon our review of the items listed in subparagraph A above (such items being the “Reviewed Documents”).

        Other than our review of the Reviewed Documents and those files in our offices relative to matters with respect to which we have represented or represent the Company, we have made no inquiry or other investigation as to any factual matter.

        We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the payment of all required filing or recording fees and taxes, (c) the genuineness of each signature (including signatures on facsimile copies), the completeness of each document submitted to us, the authenticity of each document submitted to us as an original, the conformity to the original of each document submitted to us as a copy and the authenticity of the original of each document submitted to us as a copy, (d) the truthfulness of each representation, warranty, certification or statement as to any factual matter contained in any of the Reviewed Documents, (e) the accuracy on the date of this letter of the Officer’s Certificate, (f) the accuracy of the capital structure of the Company presented in the Minute Book and (g) the proper effectuation of all mergers, combinations and recapitalizations of the Company’s securities undertaken prior to our engagement by the Company.

        We are members of the bar of the State of New York and we are familiar with the Delaware Corporation Law. The opinions expressed herein concern only such provisions of the Delaware Corporation Law, as currently in effect.

Industrial Minerals, Inc.
January 31, 2008

        Subject to the qualifications, limitations and exceptions set forth in this letter, it is our opinion that:

    1.        The Company is a corporation duly formed and validly existing under the laws of the State of Delaware.

    2.        The common shares of the Company covered by the Registration Statement of the Company, to which this letter is an exhibit, have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

        We consent to the inclusion of this letter in the Company’s Registration Statement as an exhibit and to the reference to our firm as legal counsel in the Registration Statement. This letter speaks as of the date hereof and we disclaim any obligation to update it.

Very truly yours, KAVINOKY COOK LLP By: /s/ Jonathan H. Gardner Jonathan H. Gardner For the Firm

Exhibit A

OFFICER’S CERTIFICATE

I, David Wodar, do hereby certify that I am the duly elected, qualified and acting President of Industrial Minerals, Inc., a Delaware corporation (the “Company”). This Certificate is provided in connection with opinions (the “Opinions”) to be rendered by Kavinoky Cook LLP, in connection with a Registration Statement on Form SB-2 of the Company to be filed with the Securities and Exchange Commission. The information contained in this Certificate concerns the status of factual matters through the date of this Certificate. The statements made herein to Kavinoky Cook LLP are made with the understanding and intention that they will rely upon the information and representations contained in this certificate in rendering the Opinions. Capitalized terms used in this Certificate and not otherwise defined herein shall have the respective meanings given them in the opinion letter of Kavinoky Cook LLP to which this Officer’s Certificate shall be annexed as an Exhibit. The undersigned hereby certifies to Kavinoky Cook LLP as follows:

1.     The Minute Book of the Company, as reviewed by Kavinoky Cook LLP, is accurate and complete;

        IN WITNESS WHEREOF, the undersigned has executed this certificate and caused it to be delivered this 30th day of January, 2008.

/s/ David Wodar David Wodar, President